Exhibit 99.1

Dave Miller (business media) 408.563.9582 Randy Bane (financial community) 408.986.7977

Applied Materials Names Tom St. Dennis

Head of New Silicon Systems Group

SANTA CLARA, Calif., June 20, 2007 — Applied Materials, Inc. announced today that Tom St. Dennis, senior vice president, has been named general manager of the newly created Silicon Systems Group, effective immediately. St. Dennis assumes responsibility for a consolidated product business group that encompasses Applied Materials’ entire portfolio of semiconductor manufacturing systems.

“As the semiconductor industry becomes increasingly consumer-driven, Applied Materials is meeting the challenge to deliver advanced innovation, while at the same time improving our operational effectiveness and efficiency,” said Mike Splinter, president and CEO of Applied Materials. “There are increasing opportunities for synergies across product platforms, engineering, manufacturing and the supply chain that support this move to a single silicon group. We believe this change will also improve our innovation on the next-generation technologies that are critical to our customers. Tom is a proven leader with the right experience to capture the full potential of this new unified organization.”

This new group consists of the product business groups responsible for the development, manufacturing and supply chain management of products for thin films deposition (physical vapor deposition, chemical vapor deposition and atomic layer deposition), chemical mechanical planarization, wet clean, etch, rapid thermal processing, epi, track and metrology and inspection. During fiscal year 2006, the businesses represented by this group reported revenue of $6.0 billion and operating profit before tax of $2.0 billion.

St. Dennis rejoined Applied in 2005 as senior vice president and general manager of Applied’s Etch, Cleans, Front End and Implant Product Business Groups. His more than 25 years of semiconductor industry experience includes his previous leadership of Applied’s Physical Vapor Deposition and Planarization and Dielectric Deposition Product Business Groups. In addition, he was president and CEO of Wind River Systems, a leader in embedded software, from 1999 to 2003. St. Dennis holds bachelors and masters degrees in physics from UCLA.

As part of this organizational change, Farhad Moghadam, senior vice president and general manager of the Thin Films Product Business Group and Foundation Engineering, has announced his intention to resign from the Company to pursue other interests. “We appreciate Farhad’s many contributions to Applied over the past decade and wish him well in his future endeavors,” said Splinter.

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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